Exhibit 23.1

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong.

香港 紅磡 德豐街22號 海濱廣場二期 13樓1304室

Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078

Email 電郵: info@czdcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Shineco, Inc. (the “Company”) for the year ended June 30, 2021 of our report dated September 30, 2021 included in its Registration Statement on Form S-3 (Amendment No.1) (No. 333-250160) filed on June 21, 2021 and Form S-3 (No. 333-221711) filed on November 18, 2020 relating to the financial statements and financial statement schedules for the two years ended June 30, 2021 listed in the accompanying index.

We also consent to the reference to our firm under the caption “Experts” in such registration statement.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China

September 30, 2021